Exhibit 99.2 Additional Exhibits

Additional Information

     Valhi Holding  Company  ("VHC"),  Annette C. Simmons,  The Combined  Master

Retirement Trust (the "CMRT"),  Harold C. Simmons,  NL Industries,  Inc. ("NL"),

Valhi, Inc. ("Valhi"), NL Environmental Management Services, Inc. ("NL EMS") and

the  Harold  Simmons   Foundation, Inc.   (the   "Foundation")   are  the  holders  of

approximately 26.9%, 11.7%, 8.5%, 4.0%, 0.5%, 0.5%, 0.3% and 0.2%, respectively,

of the outstanding shares of common stock of the issuer.

     NL is the holder of 100% of the  outstanding  common stock of NL EMS. Valhi and  TIMET  Finance  Management  Company  ("TFMC")  are the  direct  holders  of approximately 83.1% and 0.5% respectively of the outstanding common stock of NL.

The issuer is the holder of 100% of the outstanding common stock of TFMC.

     VHC,  the  Foundation,  TFMC and the CMRT are the direct  holders of 92.6%,

0.9%,  0.7% and 0.1%,  respectively,  of the common  stock of Valhi.  Dixie Rice

Agricultural  Corporation,  Inc. ("Dixie Rice") is the direct holder of 100% the outstanding common stock of VHC. Contran  Corporation  ("Contran") is the holder of 100% of the outstanding common stock of Dixie Rice .

     Substantially all of Contran's  outstanding  voting stock is held by trusts established for the benefit of certain  children and  grandchildren of Harold C.

Simmons (the "Trusts"),  of which Mr. Simmons is the sole trustee, or is held by

Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of each of the  Trusts,  Mr.  Simmons  has the  power  to vote  and  direct  the disposition  of the shares of  Contran  stock  held by each of the  Trusts.  Mr.

Simmons, however,  disclaims beneficial ownership of any shares of Contran stock that the Trusts hold.

     The CMRT directly holds approximately 8.5% of the outstanding shares of the issuer's common stock and 0.1% of the outstanding  shares of Valhi common stock.

Contran  sponsors the CMRT,  which permits the  collective  investment by master trusts that  maintain the assets of certain  employee  benefit plans Contran and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member  of the  trust  investment  committee  for the  CMRT.  Mr.  Simmons  is a participant in one or more of the employee benefit plans that invest through the

CMRT.

     The Foundation  directly holds approximately 0.2% of the outstanding shares of the issuer's common stock and 0.9% of the outstanding  shares of Valhi common stock.  The  Foundation  is a tax-exempt  foundation  organized  for  charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

     NL  and  NL  EMS  directly  own  3,522,967  shares  and  1,186,200  shares,

respectively,  of Valhi common stock. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and NL EMS own as treasury stock for voting purposes  and for the  purposes  of this  statement  such  shares are not deemed outstanding.

     Mr. Harold C. Simmons is chairman of the board and chief executive  officer of NL and  chairman  of the board of the  issuer,  Valhi,  VHC,  Dixie  Rice and

Contran.

     By virtue of the  holding  of the  offices,  the  stock  ownership  and his services as trustee,  all as described  above,  (a) Mr. Simmons may be deemed to control the  entities  described  above and (b) Mr.  Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares of the issuer's  securities  directly held by certain of such other entities.  However,

Mr. Simmons disclaims beneficial ownership of the securities beneficially owned,

directly or  indirectly,  by any of such  entities,  except to the extent of his vested beneficial  interest,  if any, in the shares of the issuer's common stock the CMRT directly holds.  Other than  securities  that she holds  directly,  Ms.

Simmons  disclaims  beneficial  ownership  of  all of  the  issuer's  securities beneficially  owned,  directly  or  indirectly,  by any of such  entities or Mr.

Simmons.

     Annette C. Simmons is the wife of Harold C. Simmons and the direct owner of

21,167,875  shares of the issuer's  common  stock,  269,775  shares of NL common stock and 43,400  shares of Valhi  common  stock.  Mr.  Simmons may be deemed to share indirect  beneficial  ownership of such shares.  Mr. Simmons disclaims all such beneficial  ownership.  Ms. Simmons disclaims  beneficial  ownership of all shares of the issuer's common stock that she does not own directly.

     Harold C. Simmons is the direct  owner of 7,175,239  shares of the issuer's common stock, 880,600 shares of NL common stock and 3,383 shares of Valhi common stock.

     The Annette Simmons  Grandchildren's  Trust, of which Harold C. Simmons and

Annette C. Simmons are trustees and the  beneficiaries  are the grandchildren of

Ms. Simmons,  is the direct holder of 17,432 shares of the issuer's common stock and 36,500 shares of Valhi common stock. Mr. and Ms. Simmons, each as co-trustee of this  trust,  each have the power to vote and direct the  disposition  of the shares of the common  stock the trust  holds.  Mr.  Simmons  and his spouse each disclaims beneficial ownership of any shares that this trust holds.